EXHIBIT 99.1

j2 Global Files Patent Infringement Suit

Los Angeles—February 23, 2004—j2 Global Communications, Inc. [NASDAQ: JCOM], the provider of outsourced, value-added messaging and communications services, today announced that it has filed a patent infringement suit against Venali, Inc., a Florida-based provider of Internet fax solutions to businesses. The suit, filed in the U.S. District Court for the Central District of California, alleges that Venali violates claims of U.S. Patent Nos. 6,208,638 and 6,597,688, issued to j2 Global in March 2001 and July 2003, respectively.

j2 Global is seeking remedies in the form of monetary damages for past infringement, as well as injunctive relief prohibiting Venali from continuing to infringe the patents.

“We’ve invested considerable resources in building our intellectual property,” said Scott Jarus, president of j2 Global. “Our patents represent some of the fruits of that investment. We intend to vigorously defend our intellectual property assets to the extent that others may be using those assets without our permission.”

j2 Global has been awarded seven U.S. patents and has nine U.S. patent applications pending. These patents and patent applications protect its inbound fax- and voice-to-email services, its outbound faxing solutions, and various other related features and functionality.

j2 Global filed the patents involved in this litigation with the U.S. Patent and Trademark Office in April 1997 and June 1998, respectively.

About j2 Global Communications
Founded in 1995, j2 Global Communications, Inc., provides outsourced, value-added messaging and communications services to more than four million customers around the world. j2 Global’s network spans more than 1,100 cities in 20 countries on five continents. The Company offers its patented services and software through three distinct sales channels: Web, Corporate and Licensed Services, and markets those services under the j2®, eFax®, jConnect®, jFax®, ConsensusTM, Hotsend®, PaperMaster®, Protofax® and Documagix® brands. As of December 31, 2003, j2 Global had achieved 27 consecutive quarters of revenue growth and eight consecutive quarters of positive earnings. For more information about j2 Global, please visit www.j2global.com.

Contacts:
Christine Brodeur or Jonathan Rodgers	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
310-829-0556 or 310-829-0520	323-372-3617
info@socketmedia.com	press@j2global.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: Ability to obtain telephone numbers in sufficient quantities on acceptable terms; subscriber growth and retention; the risk of increased competition; uncertainties regarding the protection of proprietary technology or infringement of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments surrounding unified messaging and communications; and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K filed by j2 Global on March 31, 2003 and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov.